                        ISWI
                        Interactive Systems
                               Worldwide Inc. LOGO]

                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                     RAISES $3.0 MILLION IN EQUITY FINANCING

  -FINANCING STRENGTHENS CASH POSITION AND WORKING CAPITAL IN PREPARATION FOR
                         INTERACTIVE TELEVISION LAUNCH-

         FOR IMMEDIATE RELEASE
         CONTACTS:
         FOR ISW:  (973) 256-8181               FOR INVESTORS:  (858) 456-4533
         -------                                -------------
         Barry Mindes (Chairman and CEO)        Matthew Hayden (President)
         bmindes@sportxction.com                matt@haydenir.com
         Bernard Albanese (President)
         balbanese@sportxction.com
         -------------------------
         James McDade (Chief Financial Officer)
         jmcdade@sportxction.com
         -----------------------

WEST PATERSON, NJ, NOVEMBER 12, 2004 - INTERACTIVE SYSTEMS WORLDWIDE INC., (NASDAQSMALLCAP-ISWI) today announced an agreement in connection with a private placement of $3.0 million in preferred shares with two institutional investors. The private placement of shares will consist of the Company's Series B Convertible Preferred Stock, convertible into Common Stock at a conversion price of $3.07 per share. The investors will also receive warrants to purchase 513,172 shares of ISWI Common Stock. The closing of the transaction is expected to occur shortly.

ISWI Chairman and CEO, Barry Mindes, commented, "This financing will increase the Company's current cash and liquid resources to over $5 million and will strengthen our balance sheet considerably. This transaction, which is a vote of confidence by existing investors in our prospects, will provide us with additional working capital and will put us in a stronger position as we move toward the launch of our interactive television product. We are pleased with the fact the investors are willing to invest in the preferred stock at a 5% premium to the current market price".

The Series B Convertible Preferred shares are convertible into an aggregate of 977,470 shares of Common Stock. Holders of the Series B Convertible Preferred Stock are entitled to receive a 6% annual dividend, payable in cash or, subject to certain conditions, shares of Common Stock at the Company's option. Under the terms of the transaction, and subject to certain conditions, ISWI has the right to force conversion of all or a portion of the Preferred Stock into Common Stock. The investors will also receive warrants to purchase 513,172 shares of ISWI Common Stock which have a term of five years and are exercisable at $3.36 per share, a 15% premium to the current market price. In addition, the Series B Convertible Preferred Stock and warrants are subject to certain anti-dilution protection. A placement agent in this transaction will receive a cash fee and warrants to purchase 97,747 shares of ISWI Common Stock which have a term of five years and are exercisable at $3.51 per share.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission by January 7, 2005 for purposes of registering the resale of the shares of Common Stock issuable upon conversion of, and as payment of interest, if any, on the Series B Preferred Stock, and upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

SPORTXCTION SOFTWARE

The Company's SportXction(TM) System, is a patented, real-time, software system, which allows a player to make play-by-play wagers during the course of a sporting event while viewing or listening to a broadcast of the sporting event. The wagers have odds associated with them, and the odds are adjusted automatically by the system in real time by proprietary artificial intelligence software to reflect player sentiment, as derived from the betting patterns. The system also supports traditional, pre-game sports wagers.

This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to: the potential dilutionary effect of the Preferred Stock and Warrants; whether the dividends will be paid in cash or shares, and the related number of shares to be issued, if any; whether the Company will have the right to force conversion of all or a portion of the Preferred Stock into common shares; whether the conversion price of the Preferred Stock and warrants will change as the result of the issuance of securities below the conversion price; and whether the proceeds of the financing and the Company's other liquid assets will be sufficient to prosecute the Company's development and growth plans and for what length of time. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, the ability of the Company and its business partners to attract adequate numbers of players to its wagering system and the ability of the Company to develop and market other opportunities for its products. Additional information concerning certain risks or uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including those risks and uncertainties discussed in its Form 10-KSB for the fiscal year ended September 30, 2003 and its Forms 10-QSB for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004. The forward-looking statements contained herein represent the Company's judgment as of the date of this press release, and the Company cautions the reader not to place undue reliance on such matters.


                                       ###